UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
Form 8-K
______________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 18, 2021
_______________________
AVIAT NETWORKS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-33278	20-5961564
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

(Address of principal executive offices, including zip code)
200 Parker Dr., Suite C100A, Austin, Texas 78728

Registrant’s telephone number, including area code: (408)-941-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value, $0.01 per share	AVNW	The Nasdaq Global Select Market

☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2)

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer and Principal Accounting Officer; Appointment of New Chief Financial Officer and Principal Accounting Officer

Appointment of New Chief Financial Officer

Appointment of New Chief Financial Officer

On October 18, 2021, Aviat Networks, Inc. (the “Company”) announced the appointment of David Gray as the Company’s Senior Vice President and Chief Financial Officer. Mr. Gray’s employment with the Company will commence on October 18, 2021.

Before joining the Company, Mr. Gray, age 52, served as the Chief Financial Officer at Superior Essex, a global manufacturer and distributor of communications cable, magnet winding wire and insulating enamels used in electric motors and transformers, since 2017. Prior to 2017, he served as Superior Essex’s Vice President and Corporate Controller from 2014 to 2017. From 2010 to 2013, he was the VP Finance and IT for Cooper Industries’ Bussman Division, a provider of critical circuit and power electronics protection, power management, and electrical safety. Mr. Gary also held various executive management positions at Digital Blue and Newell Brands. Mr. Gray holds a degree in accounting from Penn State, was certified as a CPA by the Maryland Board of Public Accountancy and received his CMA from the Institute of Management Accountants.

The Company entered into an employment agreement with Mr. Gray in connection with his appointment as Senior Vice President, Chief Financial Officer and Principal Accounting Officer. The Company may terminate Mr. Gray’s employment without cause at any time.

The employment agreement provides for an annual base salary of $340,000, subject to annual review and adjustment by the Company’s Board of Directors (the “Board”). Starting in the Company’s fiscal year 2022, Mr. Gray will be eligible to participate in the Company’s Annual Incentive Plan with a target annual bonus of 50% of base salary, based upon achievement of the same performance objectives, floors and caps determined by the Board for the Annual Incentive Plan for executives generally.

Mr. Gray will also be eligible to participate in the Company’s Long-Term Incentive Program with a target value of 50% of base salary as determined by the Board.

Mr. Gray will also receive a one-time award of $200,000 shares of restricted stock with a three-year vesting period, with the first applicable vesting date for such awards on the first anniversary of his start date and additional vesting on each anniversary of such date thereafter. Mr. Gray will also receive a one-time, sign-on bonus payment of $100,000 in January of 2022 (“Sign-on Bonus”).

In the event that Mr. Gray resigns from the Company without “good reason” or Mr. Gray’s employment is terminated by the Company for “cause,” each as defined in the employment agreement, he will not be entitled to any compensation or benefits from the Company other than those earned through the date of termination of employment. If Mr. Gray resigns from the Company without “good reason” or Mr. Gray’s employment is terminated by the Company for “cause,” each as defined in the employment agreement in the first twelve months of employment by the Company, Mr. Gray will repay a pro-rated amount of the Sign-on Bonus.

If Mr. Gray’s employment is terminated by the Company without cause, or if Mr. Gray resigns from his employment for good reason, Mr. Gray will be entitled to the following severance benefits as long as he signs a general release in favor of the Company:

•all compensation and benefits that are earned but unpaid through the date of termination;
•monthly severance payments at Mr. Gray final base salary rate for a period of 12 months following such termination;
•payment of premiums necessary to continue group health insurance under COBRA for a period of up to 12 months following such termination;
•the prorated portion of any incentive bonus that Mr. Gray would have earned, if any, during the incentive bonus period in which Mr. Gray’s employment terminates.

If, within 18 months following any “change of control” (as defined in the employment agreement), Mr. Gray is terminated by the Company without cause or if he resigns from his employment for good reason and signs a release of claims, he will be entitled to the severance benefits and payments described above. The Company will also accelerate the vesting of all unvested stock options and all other then-unvested equity-related awards that vest based solely on continued employment.

Mr. Gray does not have a family relationship with any of the officers or directors of the Company.

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Departure of Chief Financial Officer

Eric Chang, Chief Financial Officer and Principal Accounting Officer of the Company, voluntarily resigned from his position, effective today.

Item 8.01. Other Events.

On October 18, 2021, the Company issued a press release regarding the appointment of Mr. Gray. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

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10.1     Employment Agreement, dated September 21, 2021 between Aviat Networks, Inc. and David Gray.
99.1     Press Release dated October 18, 2021.
104     Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIAT NETWORKS, INC.

October 18, 2021	By:	/s/ Peter A. Smith
		Name:	Peter A. Smith
		Title:	Chief Executive Officer